Exhibit 10.1

Board of Directors

Nairobi Pharmaceuticals Inc

201 Mission Street, Suite 2375

San Francisco

CA 94105

September 21, 2016

RE: PROPOSED MERGER BETWEEN NAIROBI PHARMACEUTICALS INC (“NAIROBI”) AND JOHANNESBURG ANIMAL HEALTH INC (“JOHANNESBURG” OR “JOBURG”)

Dear Greg:

On behalf of the Board of Johannesburg and as Chair of Johannesburg’s Special M&A Committee comprised of independent directors of Johannesburg, I am writing regarding the proposed merger between our two companies, with Johannesburg as the surviving public entity (the “Merger”).

As both of our companies seem to believe, under the right circumstances and terms and conditions, we continue to view a combination of our two companies as beneficial to each of our respective stockholder constituencies. We believe we have made significant progress over the past several months understanding each of our respective businesses and a potential path forward with a Merger. We remain convinced that with the progress that has been made during our discussions, a combination of the two companies would now enable our two companies and a joint management team to maximise the potential value creation for all of our stockholders.

Along these lines and after much discussion and consideration among our Board members, please find below the details of our proposal. As before, I would be glad to discuss this with you in more detail should you wish me to clarify any points:

(1)         Proposed Merger Terms

Based on the additional information that we have received from you to date, and subject to the various assumptions that we have made and subsequent agreement on the final terms of any merger agreement, we propose the following in connection with a potential Merger of our two companies:

•                  A Nairobi/Joburg “fully-diluted” value ratio of 3 to 1 is used to calculate relative ownership in the merged entity based on the Joburg shares currently outstanding together with all of our “in-the-money” convertible securities outstanding as of the effective date of the Merger (or such earlier date as the parties shall mutually agree) on a fully exercised and converted basis (the “Joburg Fully Diluted Equity”). More specifically, the fully diluted equity of Nairobi will be exchanged for additional Joburg shares (and/or like kind convertible securities as shall be agreed upon) equalling 300% of the Joburg Fully Diluted Equity, all as outstanding on the effective date of the Merger (or such earlier date as the parties shall mutually agree);

•                  Nairobi owns free and clear of all liens and encumbrances all assets and intellectual property necessary for the independent operation of its business;

•                  Nairobi owns full rights to crofelemer in all human applications;

•                  Nairobi is acquired free and clear of any liabilities, encumbrances, liens or charges of any kind: specifically, we have assumed that all liabilities incurred in the litigation with Salix, for example, have been repaid in full and neither the combined businesses nor any affiliates will assume any such liabilities of Nairobi;

•                  Nairobi continues to be operated up to completion of the Merger in the ordinary course of business; and

•                  The Board of Directors of the post Merger company will include representation from Nairobi such that the make-up of the combined entities’ Board of Directors reflects appropriate industry and public company experience and expertise.

(2)         Due diligence requirements

Given the historical relationship between Johannesburg and Nairobi, we anticipate that the due diligence process will be rapid and efficient and can be conducted with a minimum of disruption to Nairobi’s management and ongoing business activities. We will focus our attention on the most critical issues including, inter alia:

(i)                                     A continued review of Nairobi’s business plan and sales assumptions for crofelemer in various human pharmaceutical indications;

(ii)                                  A review of all third party reports or analyses of market potential for crofelemer in any indications;

(iii)                               A review of the 2015 audited accounts of Nairobi and historical accounting records for prior years, together with other customary financial due diligence;

(iv)                              A review of the settlement agreement with Salix announced in March 2016 as well as all other material legal agreements and contracts (including contract manufacturing);

(v)                                 A review of results from clinical trials and other scientific, regulatory and working papers, including all correspondence with regulatory authorities; and

(vi)                              A review of all intellectual property, including granted and pending patents, together with all correspondence with the patent authorities in all key jurisdictions;

(3)         Internal approvals

This proposal is subject to the terms and conditions of this Letter of Intent, including receipt of requisite internal approvals of both parties, and the negotiation and execution of mutually acceptable definitive agreements governing the Merger (the “Definitive Agreements”). The obligations of both parties to negotiate and execute the Definitive Agreements and consummate the Merger and related transactions (as indicated) are subject to and conditioned upon, among other things, (a) the negotiation and execution of the Definitive Agreements, (b) satisfaction of all conditions precedent to closing as identified in this Letter of Intent and the Definitive Agreements, (c) the satisfactory completion of due diligence by Johannesburg and (d) receipt of any requisite internal approvals of both parties, including, where applicable, stockholder approval by both parties. The rights and obligations of both parties with respect to the Merger and related transactions will be only as set forth in the Definitive Agreements.

This Letter of Intent is intended to express only an indication of interest in the Merger and does not represent any commitment or obligation on the part of either party with respect to the Merger except any confidentiality obligations hereunder and the termination and governing law provisions set forth herein. Neither party will make any public announcements relating to the Merger without the prior written consent of the other party, except as may be required by applicable law.

(4)         Contact details

As previously noted, our Special M&A Committee is led by Folkert Kamphuis who should be your primary point of contact.

Folkert Kamphuis Managing Director

Kernel Management & Consulting Ltd. Email: folkert.kamphuis@kernel-mc.com

Mobile: +41 79 826 3113

This proposal is made on a confidential basis. Neither Nairobi nor its advisors may disclose the fact that a proposal has been made, or the contents of such proposal to any third party other than their professional advisers who need to know, save as required by law, without the prior written approval of Johannesburg. Likewise, neither Joburg nor its advisors will disclose either the fact that a proposal has been made, or the contents of such proposal to any third party other than their professional advisers who need to know, save as required by law, without the prior written approval of Nairobi.

(5) Termination/Miscellaneous

This Letter of Intent, except as provided below, will terminate upon the earliest to occur of the following (the “Termination Date”): (a) the date on which Johannesburg or Nairobi notifies the other party in writing that it no longer wants to pursue the Merger; (b) the execution and delivery of the Definitive Agreements; (c) the date that the parties mutually agree in writing to terminate this Letter of Intent; or (d) December 31, 2016. Upon such termination of this Letter of Intent, this Letter of Intent will be deemed null, void and no further force or effect, and all obligations and liabilities of the parties under this Letter of Intent or otherwise related to the Merger will terminate, except for the respective obligations of the parties related to governing law and confidentiality which will survive any termination of this Letter of Intent. The termination of this Letter of Intent will not relieve any of the parties of liability for such party’s breach of any of the provisions of this Letter of Intent or any other agreement between the parties.

This Letter of Intent may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will constitute but one and the same instrument.

Except for any Confidentiality Agreement between the parties, which shall remain in full force and effect in accordance with its terms, this Letter of Intent supersedes any prior written or oral understanding or agreements between the parties related to the Merger and related transactions. This Letter of Intent may be amended, modified or supplemented only by written agreement of both parties.

This Letter of Intent, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, will be governed by and construed under and in accordance with the laws of the State of Delaware, excluding the choice of law rules thereof.

We are extremely enthusiastic about the potential for combining the two companies and believe that the merged group would be exceptionally well positioned to accelerate the development of crofelemer for both human and veterinary applications. We would be delighted to enter into negotiations with you in order to move rapidly towards a final agreement and execution of the Merger.

Yours faithfully

Johannesburg Special M&A Committee

//s// Folkert Kamphuis		//s// John Micek

Accepted:

Nairobi Special M&A Committee

By:	/s/ Lisa A. Conte

Print Name:	Lisa A. Conte

Dated:	10/6/16